UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 19, 2008
Dana Holding Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-1063 (Commission File Number)	26-1531856 (IRS Employer Identification Number)
4500 Dorr Street, Toledo, Ohio 43615
(Address of principal executive offices) (Zip Code)
(419) 535-4500
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On December 19, 2008, Dana Holding Corporation (“Dana”) was notified by the New York Stock Exchange (the “NYSE”) that it has fallen below the continued listing standard regarding price criteria for common stock under Section 802.01C of the NYSE’s Listed Company Manual. Section 802.01C requires that a company’s common stock have a minimum average closing price of $1.00 per share during a consecutive 30-day trading period. Under the NYSE’s rules, Dana has 6 months from the date of the notice to bring its average common share price back above $1.00. Under NYSE rules, Dana has 10 business days following receipt of the notice to respond to the NYSE and indicate its intent to cure this deficiency or be subject to suspension and delisting. Dana will notify the NYSE, within the required 10 business day period, that it intends to cure the deficiency.
In addition, Dana was also notified by the NYSE on the same date that it has fallen below the NYSE’s continued listing standard relating to minimum market capitalization. Rule 802.01B(III) of the NYSE’s Listed Company Manual requires that Dana’s average global market capitalization over a consecutive 30 trading-day period equal or exceed $100 million.
Under NYSE rules, Dana has 45 days from receipt of this notice to submit a plan to the NYSE to demonstrate its ability to achieve compliance with Rule 802.01B(III) within 18 months. Dana currently intends to submit such a plan. If the NYSE accepts the plan, Dana’s common stock will continue to be listed on the NYSE during the cure period, subject to ongoing monitoring and Dana’s compliance with other NYSE continued listing requirements.
On December 19, 2008, Dana issued a press release regarding the matter described above. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits. The following item is filed with this report.

Exhibit No.	Description

99.1	Press Release dated December 19, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DANA HOLDING CORPORATION
Date: December 19, 2008	By:	/s/ Marc S. Levin
		Name:	Marc S. Levin
		Title:	Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated December 19, 2008.

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